Form 51-102F3

Material Change Report

CONTENT OF MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Nevsun Resources Ltd. (the “Company”)

Suite 800 – 1075 West Georgia Street

Vancouver, BC  V6E 3C9

Item 2

Date of Material Change

January 14, 2005

Item 3

News Release

The press release was issued on January 14, 2005 and was disseminated by CCN Matthews, Canada Stockwatch and Market News.

Item 4

Summary of Material Change

Nevsun Resources Ltd (TSX and AMEX: NSU) is pleased to report that during a consultation meeting with the Minister of Energy and Mines held in Asmara the Company has been granted permission to resume work on its exploration portfolio in Eritrea.

Item 5

Full Description of Material Change

See attached news release.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7

Omitted Information

No information has been intentionally omitted from this form.

Item 8

Executive Officer

Dr. John A. Clarke

Telephone:  (604) 623-4700

Item 9

Date of Report

January 14, 2005

                                                              NEVSUN RESOURCES LTD.

Per: “Maureen Carse”

Maureen D. Carse

Corporate Secretary

N E W S R E L E A S E

Work to Resume in Eritrea

January 14, 2005

Nevsun Resources Ltd (TSX and AMEX: NSU) is pleased to report that during a consultation meeting with the Minister of Energy and Mines held in Asmara the Company has been granted permission to resume work on its exploration portfolio in Eritrea.

The Minister emphasized that the Government of Eritrea wishes to see sustainable long term development of its mining industry. All aspects of the Mining Proclamation and applicable laws have been thoroughly reviewed over the last few months in order to ensure mutual benefit to the State of Eritrea and its exploration and development partners as successful exploration projects progress into mining operations.

The Government of Eritrea has notified the Company that it may alter its option to purchase a contributing equity interest from a maximum of 20% to 30%. All other provisions of the Proclamation are expected to remain unchanged. The government’s free carried interest provided in the Proclamation is 10%.

The President of Nevsun, John Clarke, says that “We look forward to proceeding with Nevsun’s exploration programs in Eritrea and to immediately commence the feasibility study of our exciting high grade gold/copper/zinc Bisha Project.” Details of the drill program and planned feasibility activity for the current first quarter of 2005 will be published in a separate Company update during the coming week.

For further details on the Company readers are referred to the Company’s web site (www.nevsun.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statement.

NEVSUN RESOURCES LTD. “John A. Clarke” Dr. John A. Clarke President & Chief Executive Officer Nsu05-03.doc	For further information, Contact: Maureen Carse (604) 623-4700 or 1-888-600-2200 e-mail: maureen@nevsun.com Website: www.nevsun.com

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